Exhibit 99.1

             Resources Connection, Inc. Reports Year-End Results

        Revenue Grows 81% Year-Over-Year and Profits Improve Over 160%

    COSTA MESA, Calif., July 15 /PRNewswire-FirstCall/ -- Resources Connection, Inc. (Nasdaq: RECN), an international professional services firm that provides accounting and finance, human capital, information management, supply chain management and internal audit/risk management services on a project basis, today announced financial results for its fourth quarter and year ended May 31, 2004.
    Total revenue improved 81% to $107.0 million for the fourth quarter of fiscal 2004, from $59.0 million for the comparable quarter in fiscal 2003, and 22% from the previous quarter. Excluding the impact of acquisitions made early in fiscal 2004, revenue grew 56% year-over-year. Net income for the quarter ended May 31, 2004, was $10.7 million, or $0.43 per diluted share, compared to net income of $4.1 million, or $0.18 per diluted share, in the May 2003 quarter.
    Revenues for the fiscal year ended May 31, 2004 increased 63% to $328.3 million compared to $202.0 million for the fiscal year ended May 31, 2003. Excluding the impact of acquisitions made early in fiscal 2004, revenue grew 37% year-over-year. Net income for fiscal year 2004 grew 94% to $24.3 million, or $1.00 per diluted share, compared to $12.5 million, or $0.55 per diluted share in fiscal year 2003.
    "Our strong revenue and net income growth can be directly attributed to our unwavering focus on delivering excellent service to our clients, including our growing number of multinational clients," said Chairman and CEO, Donald Murray. "The successful integration of our fiscal 2004 acquisitions in the Netherlands and Australia and our recent organic expansion to Japan has extended our footprint, positioning us as a true global professional services firm. Despite our strong growth, I am pleased that we have remained flexible and nimble enough to meet our clients' ever-changing market needs including, most recently, initial and ongoing compliance with the Sarbanes-Oxley Act.
Our geographic expansion combined with growth in almost all of our service lines, including the core accounting and finance practice, positions us very well for the future."

    ABOUT RESOURCES CONNECTION
    Resources Connection, Inc. is an international professional services firm that provides accounting and finance, human capital, information management, supply chain management and internal audit/risk management services on a project basis. The Company was originated as part of Deloitte in North America. Its legacy in Europe is from Ernst & Young and in Asia Pacific from Deloitte. Resources Connection today is completely independent, autonomous and publicly traded on Nasdaq. In addition to its project professional services, Resources Connection has established itself as a leading business services provider for companies seeking independent and cost effective assistance for meeting or complying with many of the complex business and regulatory issues in today's marketplace.
    Headquartered in Costa Mesa, California, the company operates from more than 60 domestic and international offices. The U.S. client portfolio boasts more than 30 of the Fortune 50 companies. The company was recently named to Forbes Best 200 Small Companies list for the second consecutive year. More information about the company is available at http://www.resourcesconnection.com.

    Resources Connection will hold a conference call for interested analysts and investors at 5:00 pm, EDT today, July 15, 2004. This conference call will be available for listening via a webcast on the Company's Internet web site, at http://www.resourcesconnection.com/.

    Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should," or "will" or the negative of these terms or other comparable terminology. Such statements and all phases of Resources Connection's operations are subject to known and unknown risks, uncertainties and other factors, including seasonality, overall economic conditions and other factors and uncertainties as are identified in Resources Connection's Form 10-K for the year ended May 31, 2003 and Form 10-Qs for the quarters ended August 31, 2003, November 30, 2003 and February 29, 2004
(File No. 0-32113). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Resources Connection's, and its industry's, actual results, levels of activity, performance or achievements may be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The Company undertakes no obligation to update the forward-looking statements in this press release.


                          RESOURCES CONNECTION, INC.
                            SUMMARY OF OPERATIONS
                   (in thousands, except per share amounts)

                                        Quarter                Year
                                     Ended May 31,         Ended May 31,
                                   2004        2003       2004       2003
                                     (unaudited)      (unaudited)

    Revenue                      $107,018    $59,048    $328,333   $202,022

    Direct costs of services
                                   64,042     35,285     199,870    121,648

    Gross profit                   42,976     23,763     128,463     80,374

    Selling, general and
     administrative expenses       23,877     16,534      84,301     58,248

    Operating income               19,099      7,229      44,162     22,126

    Amortization of
     intangible assets                504        200       1,716        655

    Depreciation expense              580        335       1,907      1,290

    Interest income                  (171)      (238)       (593)    (1,077)

    Income before provision
     for income taxes              18,186      6,932      41,132     21,258

    Provision for income taxes      7,456      2,843      16,798      8,716

    Net income                    $10,730     $4,089     $24,334    $12,542

    Diluted net income
     per share                      $0.43      $0.18       $1.00      $0.55

    Diluted shares                 24,972     23,143      24,390     22,896


                            RESOURCES CONNECTION, INC.
                        SELECTED BALANCE SHEET INFORMATION
                                  (in thousands)

                                                  May 31, 2004  May 31, 2003
                                                  (unaudited)
    Cash, cash equivalents and
     long-term marketable securities                $69,839        $68,078

    Accounts receivable, less allowances            $59,766        $26,635

    Total assets                                   $230,760       $155,937

    Current liabilities                             $47,760        $20,941

    Total stockholders' equity                     $180,334       $133,531

SOURCE  Resources Connection, Inc.
    -0-                             07/15/2004
    /CONTACT: Stephen Giusto, Chief Financial Officer of Resources Connection, Inc., +1-714-430-6500, steve.giusto@resources-us.com/
    /Web site:  http://www.resourcesconnection.com/
    (RECN)

CO:  Resources Connection, Inc.
ST:  California
IN:  FIN
SU:  ERN CCA